Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-128103) on Form S-8 of USANA Health Sciences, Inc. of our report dated June 24, 2009, with respect to the statements of net assets available for benefits of the USANA Health Sciences 401(k) Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental Schedule H, part IV, line 4i- schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of USANA Health Sciences 401(k) Plan.

/s/ Tanner LC

Salt Lake City, Utah
June 24, 2009